UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2014
PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code: (858) 404-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)     Election of Directors.

On April 17, 2014, the Board of Directors of Pricesmart, Inc. unanimously agreed to increase the size of the Board of Directors by one director, effective immediately. Additionally, the Board elected Gordon H. Hanson as a director of the Company to fill the newly created vacancy, effective immediately.

Mr. Hanson has been a tenured member of the economics faculty at the University of California, San Diego since 2001. At UC San Diego, Mr. Hanson has faculty appointments in the School of International Relations and Pacific Studies and the Department of Economics, and also directs the Center of Emerging and Pacific Economies. From 1998 to 2001, he was a tenured member of the management faculty to the University of Michigan and from 1992 to 1998 he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson's extensive background in the analysis of the economies of Latin America, including over two decades of experience in consulting for international financial organizations, contribute to the Board of Director's conclusion that he should serve as director of the Company.

As a non-employee director, Mr. Hanson is entitled to receive cash compensation and grants of stock options, restricted stock units or other equity awards in accordance with the arrangements in effect for non-employee directors of the Company. In addition, Mr. Hanson will be reimbursed for travel expenses incurred in attending Company board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2014	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)